Exhibit 2.1

SHARE PURCHASE AGREEMENT

Among

ATHEROS INTERNATIONAL LTD,

ATTANSIC TECHNOLOGY CORPORATION,

ASUSPOWER INVESTMENT LTD.

and

ATHEROS COMMUNICATIONS, INC.

October 23, 2006

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4.19	Brokers or Finders	26
4.20	No Conflict with Other Instruments	27
4.21	No Misleading Statements	27

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER		27
5.1	Organization	27
5.2	Authority	28
5.3	No Conflict with Other Instruments	28
5.4	Governmental Consents	28
5.5	Parent Shares	28

Article VI ADDITIONAL AGREEMENTS		29
6.1	Shareholder Certificates.	29
6.2	Company Options and Convertible Securities	29
6.3	Lock-Up.	29
6.4	Employment	30
6.5	Expenses	30
6.6	Public Disclosure	31
6.7	Reasonable Efforts	31
6.8	Conduct; Notification of Certain Matters	31
6.9	Additional Documents and Further Assurances	32
6.10	Conduct of Business	32

Article VII CONDITIONS TO THE CLOSING		32
7.1	Conditions to Obligations of Each Party to Effect the Closing	32
7.2	Additional Conditions to Obligations of the Selling Shareholder	33
7.3	Additional Conditions to the Obligations of Purchaser	34

Article VIII INDEMNIFICATION AND ESCROW		36
8.1	Survival of Representations and Warranties, Etc.	36
8.2	Indemnification and Escrow Arrangements.	36

Article IX TERMINATION, AMENDMENT AND WAIVER		39
9.1	Termination	39
9.2	Effect of Termination	40
9.3	Amendment or Supplement	40
9.4	Extension of Time, Waiver	40

Article X GENERAL		41
10.1	Notices	41
10.2	Headings	43
10.3	Counterparts	43
10.4	Entire Agreement; Assignment	43
10.5	Severability	43
10.6	Other Remedies	43
10.7	Interpretation	43

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10.8	Governing Law	43
10.9	Absence of Third-Party Beneficiary Rights	43
10.10	Dispute Settlement/Jurisdiction	44
10.11	Specific Performance	44
10.12	Language	44

Exhibit A	Form of Restricted Stock Award Agreement
Exhibit B	Form of Escrow and Paying Agent Agreement
Exhibit C	Form of Shareholder Certificate
Exhibit D	Form of Offer Letters
Exhibit E	Proprietary Information and Inventions Agreement

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) has been entered into on this 23rd day of October, 2006 (the “Effective Date”), by and among ATHEROS INTERNATIONAL LTD., a company limited by shares organized and existing under the laws of Bermuda and a wholly owned indirect subsidiary of Parent (“Purchaser”), ATTANSIC TECHNOLOGY CORPORATION, a company organized and existing under the laws of the Republic of China (“R.O.C.”), having its registered office at 2/F-8 81 Shuili Road, Xinzhu, Taiwan, R.O.C. (the “Company”), ASUSPOWER INVESTMENT LTD., a limited company organized and existing under the laws of the R.O.C., having its registered office at 7th Floor, Office 2, No.167 Kuang-Ming Road, Peitou, Taipei, Taiwan, R.O.C. (the “Selling Shareholder”), and, solely with respect to Article I, Article V, Article VI, Article VIII and Article X, ATHEROS COMMUNICATIONS, INC., a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, as of the Effective Date, the shareholders of the Company (the “Shareholders”) collectively own all of the issued and outstanding share capital of the Company (collectively, the “Company Shares”) as set forth in Section 1 of the Disclosure Schedule, of which 15,485,467 Company Shares are held by Selling Shareholder (such shares, the “Selling Shareholder Shares”) and 15,120,185 Company Shares are held by other Shareholders; and

WHEREAS, in order to effect the transactions contemplated herein, the Selling Shareholder shall purchase Company Shares held by other Shareholders (the “Selling Minority Shareholders” and such shares, the “Purchased Minority Shares”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser wishes to purchase, and the Selling Shareholder wishes to sell, the Selling Shareholder Shares as well as the Purchased Minority Shares, for the consideration set forth below:

WHEREAS, the Parent, Purchaser, the Company, and the Selling Shareholder intend to purchase and sell the majority of the Company shares at the First Closing (as defined below), and intend to purchase and sell additional Company Shares at one or more Subsequent Closings (as defined below).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, Parent, Purchaser, the Company, and the Selling Shareholder, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Company Shares. Upon and subject to the terms and conditions of this Agreement, Purchaser hereby undertakes to purchase at each Closing from the

Selling Shareholder, and the Selling Shareholder hereby undertakes to sell and transfer to Purchaser, or such nominee of Purchaser as Purchaser may identify, all legal and beneficial interest in (i) all of the Selling Shareholder Shares and (ii) all of the Purchased Minority Shares, in each case then-held by it, in each case, together with all rights now or hereafter attaching thereto (the aggregate number of Company Shares being purchased and sold at each Closing by the Selling Shareholder to the Purchaser are herein referred to as the “Purchased Shares”).

1.2 Purchase Price.

(a) Total Consideration. The aggregate purchase price (the “Consideration”) to be paid by Purchaser for the Purchased Shares shall be equal to the sum of the Cash Consideration (as defined below) and the Stock Consideration (as defined below).

(b) Cash Consideration. The cash consideration shall be an aggregate of up to Twenty-Five Million Dollars ($25,000,000) (the “Cash Consideration”), as determined in accordance with this Section 1.2(b).

(i) At the First Closing, the Selling Shareholder shall receive a payment (the “First Closing Payment”) equal to (A) the Amount Per Company Share multiplied by the number of Selling Shareholder Shares; plus (B) the Amount Per Company Share multiplied by the number of Purchased Minority Shares then-held by the Selling Shareholder (the sum of (A) and (B), the “First Closing Base Payment”); plus (C) the First Closing Premium (as defined in Section 1.2(h)); minus (D) the Indemnification Escrow Consideration (as defined in Section 1.3(a)); and minus (E) deductions for payment of securities transaction taxes, which shall be deducted by Purchaser and paid to the R.O.C. National Tax Authority in the name and for the credit of the Selling Shareholder within the required time and otherwise in accordance with applicable R.O.C. laws and regulations. To the extent possible, and subject to further agreement between Purchaser and the Selling Shareholder prior to the First Closing, the First Closing Payment shall be comprised first of the Stock Consideration before any cash is paid, as long as there is sufficient cash to cover the Indemnification Escrow Consideration and applicable securities transaction taxes.

(ii) At the Subsequent Closing, the Selling Shareholder shall receive a payment (the “Subsequent Closing Payment” and together with the First Closing Payment, the “Closing Payment”) equal to (A) the Amount Per Company Share multiplied by the number of Purchased Minority Shares then-held by the Selling Shareholder (the “Subsequent Closing Base Payment”); plus (B) the Subsequent Closing Premium (as defined in Section 1.2(h)); minus (C) the Indemnification Escrow Consideration (as defined in Section 1.3(a)); and minus (D) deductions for payment of securities transaction taxes, which shall be deducted by Purchaser and paid to the R.O.C. National Tax Authority in the name and for the credit of the Selling Shareholder within the required time and otherwise in accordance with applicable R.O.C. laws and regulations.

(iii) Prior to each Closing, the Selling Shareholder shall deliver to Purchaser a schedule (the “Consideration Schedule”) setting forth (a) the Company Shares then-held by the Selling Shareholder, identifying as applicable the Selling Minority Shareholder from which the Purchased Minority Shares were acquired, and (b) the Company Shares then-held by other Shareholders.

(c) Stock Consideration. The “Stock Consideration” shall be an aggregate of Twenty-Five Million Dollars ($25,000,000) (the “Parent Shares Value”) in shares of Parent’s common stock, $0.0005 par value per share (“Parent Shares”). The Selling Shareholder shall receive such number of Parent Shares equal to the product of (i)(1) the Stock Consideration Per Company Share (as defined in Section 1.2(h)) multiplied by (2) the number of Purchased Shares being transferred to Purchaser; divided by (ii) the average closing price of Parent Shares as reported on the Nasdaq Global Market for the ten consecutive trading days ending two trading days prior to the First Closing Date. To the extent possible, and subject to further agreement between Purchaser and the Selling Shareholder prior to the First Closing, the First Closing Payment shall be comprised first of the Stock Consideration before any cash is paid, as long as there is sufficient cash to cover the Indemnification Escrow Consideration and applicable securities transaction taxes.

(d) Performance Bonuses. At the First Closing, Parent will grant an aggregate of Four Hundred Sixty Thousand (460,000) restricted stock awards pursuant to the Restricted Stock Award Agreement attached hereto as Exhibit A (“RSAs”) to certain employees of the Company (the “Key Employees”) to be identified by the Purchaser prior to the First Closing. The allocation of the RSAs will be determined jointly by the current senior management of Purchaser and the Company prior to the First Closing.

(e) Company Options, Company Warrants and Company Stock Plan.

(i) As of the First Closing Date, the Company shall cause all outstanding options to acquire equity shares of the Company (“Company Options”) and the outstanding warrants to purchase equity shares of the Company (“Company Warrants”), together with the Company Stock Plans, to be cancelled and extinguished, if not exercised, as of the First Closing Date, unless the Purchaser consents in writing otherwise.

(ii) The Company has taken all actions necessary or advisable to cause all Company Options and Company Warrants to remain unchanged, except that any acceleration of vesting, continuation of vesting after termination of employment or other special vesting (whether with the passage of time, upon the occurrence of certain events or otherwise) that might occur, result from or be related to the transactions contemplated by this Agreement, including the exhibits attached hereto, shall only be effected through the modification, in a manner reasonably acceptable to Purchaser, of the applicable Company Option or Company Warrant (and any employment agreement or other agreement providing for such acceleration) prior to the date of this Agreement.

(f) Adjustments. If at any time during the period between the date of this Agreement and the First Closing, any change in the number or nature of the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of Parent Shares constituting part of the Stock Consideration shall be appropriately adjusted to ensure the Selling Shareholder obtains the equivalent shareholding interest in Parent it would have obtained had there been no such change.

(g) Manner of Payment.

(i) Any and all payments required by Purchaser to be made to any Selling Shareholder pursuant to this Section 1.2 shall be made in U.S. Dollars and converted into New Taiwan Dollars at the applicable foreign exchange rate on the date of exchange to comply with the requirements for foreign investment approval from the Investment Commission of the Ministry of Economic Affairs of the R.O.C. under the R.O.C. Statute for Investment by Foreign Nationals (“FIA”). At least one Business Day prior to the each Closing, Purchaser shall, by wire transfer of immediately available funds, deposit into the client trust account of Pamir Law Firm (the “Paying Agent”), an amount equal to the aggregate of the payments contemplated by Section 1.2(b).

(ii) At each Closing, the Paying Agent shall, pursuant to the terms of the Escrow and Paying Agent Agreement in the form attached hereto as Exhibit B (the “Escrow and Paying Agent Agreement”): (A) pay to the Selling Shareholder the Cash Consideration in New Taiwan Dollars as determined in accordance with Section 1.2(b), and (B) deposit the Indemnification Escrow Consideration (as defined below) into a trust account established with Taiwan Cooperative Bank (the “Escrow Agent”) for the benefit of the Selling Shareholder (the “Escrow Trust Account”).

(iii) The Selling Shareholder acknowledges and agrees to Purchaser’s use of the Paying Agent and the Escrow Agent to satisfy its obligation hereunder. Purchaser shall, within ten (10) business days of the First Closing, wire transfer, payable in U.S. Dollars, the Company Transaction Expenses (as defined in Section 6.5) to a bank account specified by the Company. All fees, costs and expenses of the Paying Agent and the Escrow Agent in connection with the Escrow and Paying Agent Agreement shall be entirely borne by Purchaser.

(h) Definitions. For purposes of this Agreement, the following terms shall have the definitions assigned to them:

(i) “Amount Per Company Share” means $1.422.

(ii) “Company Debt” means the Company’s secured and unsecured long-term debt as set forth in Section 1.2(h)(iii) of the Disclosure Schedule, which amounts shall be repaid by the Company immediately prior to the First Closing or assumed by the Selling Shareholder. Such Company Debt represents all of the outstanding amounts of long-term debt owed by the Company. Any Company Debt existing as of the First Closing but not included on Section 1.2(h)(iii) of the Disclosure Schedule shall be paid by Purchaser out of the Indemnification Escrow Fund on a dollar-for-dollar basis and shall not be subject to any limitations set forth in Article VIII.

(iii) “First Closing Premium” means $21,500,000 multiplied by the quotient of (A) the sum of (1) the Selling Shareholder Shares plus (2) the Purchased Minority Shares to be transferred by the Selling Shareholder to Purchaser at the First Closing; divided by (B) the Fully diluted Share Number.

(iv) “Fully-diluted Share Number” means the sum of (A) the total number of Company Shares issued and outstanding as of the date of this Agreement, plus (B) the total number of Permitted Option Exercise Shares, if any, plus (C) the total number of Permitted Warrant Exercise Shares, if any, plus (D) the total number of Permitted Stock Issuance Shares, if any.

(v) “Permitted Option Exercise Shares” means any share capital of the Company issued between the date of this Agreement and the First Closing Date pursuant to the exercise of currently outstanding options to purchase such share capital, provided the following conditions have been met with regard to such option exercises: (a) the underlying options were either (1) vested as of the date of this Agreement or (2) vested in accordance with their terms prior to the date of exercise and were not subject to any acceleration or other special vesting as a result of or in connection with this transaction or the cancellation of such options pursuant to the terms and conditions hereof; and (b) the exercise of such options was approved prior to the First Closing Date by the Purchaser.

(vi) “Permitted Stock Issuance Shares” means any share capital of the Company issued between the date of this Agreement and the First Closing Date by the Company pursuant to a currently issued and outstanding convertible security or other stock purchase right, other those shares which constitute Permitted Option Exercise Shares or Permitted Warrant Exercise Shares, provided the following conditions have been met with regard to such issuances: (a) the underlying convertible security or other rights were either (1) vested as of the date of this Agreement or (2) vested in accordance with their terms prior to the date of exercise and were not subject to any acceleration or other special vesting as a result of or in connection with this transaction or the cancellation of such security or right pursuant to the terms and conditions hereof; and (b) the exercise of such convertible security or other right was approved prior to the First Closing Date by the Purchaser.

(vii) “Permitted Warrant Exercise Shares” means any share capital of the Company issued between the date of this Agreement and the First Closing Date pursuant to the exercise of currently outstanding warrants to purchase such share capital, provided the following conditions have been met with regard to such warrant exercises: (a) the underlying warrant was either (1) vested as of the date of this Agreement or (2) vested in accordance with its terms prior to the date of exercise and was not subject to any acceleration or other special vesting as a result of or in connection with this transaction or the cancellation of such warrant pursuant to the terms and conditions hereof; and (b) the exercise of such warrant was approved prior to the First Closing Date by the Purchaser.

(viii) “Subsequent Closing Premium” means $21,500,000 minus the First Closing Premium.

(ix) “Stock Consideration Per Company Share” means the quotient, expressed as a decimal carried out five (5) places, obtained by dividing (A) the Stock Consideration by (B) the Fully-diluted Share Number.

1.3 Escrow Consideration. A portion of the Cash Consideration shall be placed in escrow as follows:

(a) Indemnification Escrow Account. On each Closing Date, cash in an amount equal to ten percent (10%) of the First Closing Base Payment or the Subsequent Closing Base Payment (as the case may be) (both of which will have been converted into New Taiwan Dollars as provided in Section 1.2(g)(i)) (the “Indemnification Escrow Consideration”) shall be held as collateral for the indemnification obligations of the Company and the Selling Shareholder.

(b) Indemnification Escrow Fund. As soon practicable following each Closing, the Paying Agent shall deposit the Indemnification Escrow Consideration into the Escrow Trust Account, such deposit to constitute the indemnification escrow fund (the “Indemnification Escrow Fund”) to be governed by the terms set forth in this Agreement and in the Escrow and Paying Agent Agreement. Subject to the provisions of Article VIII of this Agreement, the Indemnification Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Section 1.3, Article VIII of this Agreement and the Escrow and Paying Agent Agreement (including the Trust Agreement contemplated therein). All fees, costs and expenses of the Escrow Agent and of the Paying Agent in connection with the administration of the Indemnification Escrow Fund shall be entirely borne by Purchaser.

(c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the requirements set forth in Section 8.2(d) of this Agreement, the Indemnification Escrow Fund shall be in existence immediately following the First Closing and shall terminate at 5:00 p.m., Taipei time, on the second anniversary of the First Closing Date (“Indemnification Expiration Date”) (the “Indemnification Escrow Period”). Purchaser shall cause the Paying Agent to direct the Escrow Agent to deliver to the Selling Shareholder all amounts then remaining in the Indemnification Escrow Fund (including any interest earned thereon) as follows:

(i) 60% of the then-remaining Indemnification Escrow Fund, if any, less the full amount of any Unresolved Claim Amount (as defined below), on the date 12 months following the First Closing Date (the “First Escrow Release Date”);

(ii) 50% of the then-remaining Indemnification Escrow Fund, if any, less any Unresolved Claim Amount, on the date 18 months following the First Closing Date (the “Second Escrow Release Date”); and

(iii) the then-remaining Indemnification Escrow Fund, if any, less any Unresolved Claim Amount, on the Indemnification Expiration Date.

For purposes of this Agreement, an “Unresolved Claim Amount” shall mean such amount (or some portion thereof) as of the First Escrow Release Date, the Second Escrow Release Date or the Indemnification Expiration Date, as the case may be, that is necessary in the reasonable judgment of Purchaser, subject to the objection of the Selling Shareholder and the subsequent resolution of the matter in the manner provided in the Escrow and Paying Agent Agreement, to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the termination of the First Escrow Release Date, the Second Escrow Release Date or the Indemnification Expiration Date, as the case may be, and as specified in any Officer’s Certificate delivered to the Paying Agent and the Selling Shareholder prior to termination of the relevant period pursuant to Article VIII hereof.

1.4 Exemption From Registration. Purchaser, Parent, the Company and the Selling Shareholder intend that the Parent Shares to be issued pursuant to Section 1.2 of this Agreement will be exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder, pursuant to Regulation S of the Securities Act. Purchaser, Parent and the Company intend that the Parent Shares to be issued pursuant to Section 1.2 may be resold in accordance with the provisions of Rule 144 of the Securities Act.

1.5 Purchase Condition. Nothing in this Agreement shall oblige Purchaser to purchase any Company Shares in accordance with this Agreement unless at least 95% of the Company Shares outstanding as of the First Closing will be sold to Purchaser (including Purchased Minority Shares held by certain Key Employees identified by Purchaser who have executed binding share purchase agreements with the Selling Shareholder that would have been transferred to Purchaser in the First Closing but for the fact that such share certificates have not been processed and printed before the First Closing (the “Shanghai Top Employee Shares”). If Purchaser determines to not proceed with the purchase of all the Company Shares held by the Selling Shareholders in accordance with the foregoing sentence of this Section 1.5, then Purchaser shall promptly thereafter and prior to the Closing Date give written notice to the Selling Shareholder and this Agreement shall thereupon terminate without liability or obligation on any party hereto, except that each of the Company and the Purchaser shall in equal parts reimburse the Selling Shareholder for any securities transaction taxes paid by the Selling Shareholder in connection with its purchase of the Purchased Minority Shares from Selling Minority Shareholders in preparation for the First Closing and in connection with restoring the original shareholdings of the Company to those prior to this transaction.

ARTICLE II

CLOSING

2.1 Closing. The initial closing (the “First Closing”) of the transactions contemplated by this Agreement, and each subsequent closing (each, a “Subsequent Closing” and referred to herein along with the First Closing as a “Closing”) shall take place at the offices of Pamir Law Group as soon as practicable following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement, or at such other time, place and date as is mutually agreed to by the parties hereto. The date of each Closing is referred to in this Agreement as the “Closing Date.”

2.2 Actions Prior to the First Closing. Not later than fifteen (15) days prior to the First Closing:

(a) The Selling Shareholder shall transfer at least one (1) Company Share to Purchaser to make Purchaser eligible to hold a corporate board seat on the Company’s Board of Directors; and

(b) The Board of Directors of the Company (the “Company Board”) shall call a special Shareholders meeting for the purpose of electing new directors and a new supervisor, all of whom shall be nominees of Purchaser.

(c) The Selling Minority Shareholders shall have transferred the Purchased Minority Shares to the Selling Shareholder and the transfer shall have been registered in the shareholder records of the Company.

2.3 Actions at the Closing. At the Closing:

(a) The Company shall deliver or cause to be delivered to Purchaser:

(i) the various certificates, instruments and documents referred to in Section 7.3(c) below;

(ii) signature pages to this Agreement signed by or on behalf of the Selling Shareholder; and

(iii) a certificate of the Selling Shareholder and the Company’s Chief Executive Officer, in form and substance reasonably satisfactory to Purchaser, certifying that the Selling Shareholder and/or the Company have satisfied each of the conditions set forth in Section 7.3(c) below, as applicable.

(b) The Selling Shareholder shall deliver or cause to be delivered to Purchaser all share certificates representing all of the Selling Shareholder Shares and all of the Purchased Minority Shares, duly and properly chopped and endorsed for transfer to Purchaser.

(c) Purchaser shall deliver or cause to be delivered to the Selling Shareholder the various certificates, instruments and documents referred to in Section 7.2 below.

(d) Purchaser shall deliver or cause to be delivered to the Paying Agent the Cash Consideration required pursuant to and in accordance with Section 1.2.

(e) On the First Closing Date, prior to the First Closing, the Company shall hold a special meeting of the Shareholders at which the Shareholders shall (i) amend the Company’s Articles of Incorporation to reduce the number of directors to three (3) persons and to reduce the number of supervisors to one (1) person and to effect any other amendments requested by Purchaser and (ii) elect three (3) nominees of Purchaser onto the Company Board to serve as directors of the Company and one (1) nominee of Purchaser to serve as supervisor of the Company effective immediately after the First Closing of the transactions contemplated hereby. The Company shall notify the R.O.C. Ministry of Economic Affairs of the appointment of the new directors and supervisor pursuant hereto in accordance with and within the time period specified by applicable R.O.C. law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLING SHAREHOLDER

The Selling Shareholder represents and warrants to Purchaser that as to its Company Shares:

3.1 Authority. The Selling Shareholder has all legal capacity and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement (including the Exhibits hereto to which the Selling Shareholder is a party) and the related agreements required to be entered into as conditions of each Closing under Article VII hereof and consummate the transactions contemplated hereby and thereby. The Selling Shareholder has the full power to exchange, assign, transfer and deliver the Selling Shareholder Shares and the Purchased Minority Shares hereunder, free and clear of all covenants, conditions, voting trust arrangements, liens, encumbrances, equities, security interests, restrictions, claims, charges, and other claims or rights of third parties (“Encumbrances”). This Agreement and each of the related agreements to which the Selling Shareholder is a party, when executed and delivered, will constitute the valid and legally binding obligation of the Selling Shareholder, legally enforceable against it in accordance with its respective terms.

3.2 No Conflict with Other Instruments. The execution and delivery of, and the performance by the Selling Shareholder of its obligations under this Agreement (including the Exhibits hereto), the related agreements required to be entered into as conditions of Closing under Article VII hereof, and the transactions contemplated hereby (i) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under (x) any provision of the charter documents of the Company or of the Selling Shareholder or (y) any agreement, arrangement, order, judgment or decree of any court or any governmental agency, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Selling Shareholder is a party or by which the Selling Shareholder or any of its properties or assets is bound, (ii) will not conflict with, or result in any breach or violation of, any statute, judgment, decree, order, rule or governmental regulation applicable to the Selling Shareholder or its properties or assets, or (iii) will not result in the imposition of any Encumbrance upon the Purchased Minority Shares or the Company Shares owned by the Selling Shareholder.

3.3 Ownership of Securities. Section 1 of the Disclosure Schedule fully and accurately sets forth the names of each Shareholder and the number of Company Shares held by such Shareholder as of the date of this Agreement, and the Consideration Schedule will, as of each Closing, fully and accurately sets forth the names of each Selling Minority Shareholder and the number of Purchased Minority Shares sold by such Selling Minority Shareholder to the Selling Shareholder prior to each Closing. The Selling Shareholder has full title, free and clear of all Encumbrances, to the Selling Shareholder Shares, and, to the best of the Selling Shareholder’s knowledge, full title, fee and clear of all Encumbrances, to the Purchased Minority Shares. The Selling Shareholder is not a party to any voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company. The delivery of the share certificates to Purchaser provided in Section 2.3 and the subsequent registration of Purchaser on the share register of the Company will result in Purchaser’s immediate acquisition of record and beneficial ownership of the Purchased Minority Shares and the Selling Shareholder Shares, all of which are being sold to Purchaser pursuant to this Agreement, free and clear of all Encumbrances.

3.4 Counsel. The Selling Shareholder has had the opportunity to consult with his, her or its own legal and tax advisor and is fully aware of the legal and tax consequences resulting from the sale of the Selling Shareholder Shares and the Purchased Minority Shares and the receipt of the Consideration.

3.5 Brokers or Finders. The Selling Shareholder has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement and has not incurred, and shall not incur, and neither the Company nor Purchaser shall incur as a result of any action by the Selling Shareholder, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.6 Representations of Other Shareholders in Respect of the Purchased Minority Shares. The Selling Shareholder purchased the Purchased Minority Shares as part of the transactions contemplated by this Agreement, and the Selling Minority Shareholders made representations to the Selling Shareholder as to the Purchased Minority Shares regarding ownership, lack of Encumbrances and other related matters, all as set forth in the Share Purchase Agreement between the Selling Shareholder and each Selling Minority Shareholder. Purchaser is explicitly allowed to rely on such representations of each Selling Minority Shareholders, and the Selling Shareholder covenants to provide all reasonable assistance to Purchaser to enforce a breach such representations against any Selling Minority Shareholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As used in this Article IV, “Subsidiaries” shall mean any or all of the Company’s subsidiaries, including Attansic Technology Corp., Attansic Network Corp., Attansic Technology Corp. (Samoa) and Attansic Technology Corp. (Cayman), as appropriate in the context of such provision.) References in this Article to all applicable laws of the relevant jurisdictions shall include laws, regulations and any administrative orders. Subject to the exceptions set forth in the Disclosure Schedule (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article IV to which it relates, unless and to the extent the relevance to the other representations and warranties is reasonably apparent from the face of the disclosed exception), the Company hereby represents and warrants to Purchaser as follows:

4.1 Organization, Qualification and Authority.

(a) The Company and each of its Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to be conducted on the Closing Date. The Company and each Subsidiary has made all filings and registrations under all applicable laws in each jurisdiction in which the nature of its businesses, or the property it owns or leases, makes such filing and registration necessary. The only directors of the Company as of the date hereof are the persons whose names are recorded on the Company’s R.O.C. Amended Corporate Registration Card, and the only directors of each Subsidiary are listed in the respective Registry of Directors which are listed in Section 4.1(a) of the Disclosure Schedule.

(b) True, complete and accurate copies of the Company’s Articles of Incorporation and the constitutional documents of each of its Subsidiaries, as amended to the date hereof are set forth in Section 4.1(b) of the Disclosure Schedule. True, complete and accurate copies of the respective minutes of all of directors’ and shareholders’ meetings of the Company and each Subsidiary have been delivered to Purchaser. The Articles of Incorporation of the Company and the constitutional documents of each Subsidiary are in full force and effect. The Company and each of its Subsidiaries own and hold all licenses, permits, certificates, authorization or consents (“License and Permits”) necessary to entitle the Company and each of its Subsidiaries to use their respective corporate name, own or lease, operate or use their assets and properties and carry on and conduct their respective business and operations as presently conducted. Neither the Company nor any of its Subsidiaries are in violation of or default under any Licenses and Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any law applicable to it, which could reasonably be expected individually or in the aggregate to have a material adverse effect on the business, properties, operation results or prospects or which could reasonably be expected to interfere materially with the consummation of the transactions contemplated herein. True, complete and accurate copies of the License and Permits, all of which are in full force and effect as of the date hereof, have been provided to the Purchaser. The R.O.C. Company Law and such documents provide for the rights and restrictions attached to the share capital of the Company, and the applicable laws and regulations of the jurisdiction of incorporation of each Subsidiary and such documents provide for the rights and restrictions attached to the share capital or registered capital of each Subsidiary.

(c) Neither the Company nor any of its Subsidiaries has filed (nor has had filed against it), nor is any officer of the Company aware of, any petition for its winding-up, reconstruction, reorganization, bankruptcy or comparable proceedings.

(d) The Company has full corporate power and authority to execute and deliver this Agreement and to carry out and perform the Company’s obligations under the terms of this Agreement (including the Exhibits hereto to which it is a party) and the related agreements required to be entered into as conditions of Closing under Article VII hereof and consummate the transactions contemplated hereby and thereby. This Agreement and each of the related agreements to which the Company is a party, when executed and delivered by the Company, will constitute the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its respective terms.

4.2 Capital Structure.

(a) The authorized share capital of the Company and its Subsidiaries are as follows:

(i) The authorized share capital Company consists only of 35,161,000 common shares, of which 30,605,652 equity shares are issued as outstanding as of the date hereof and all of which are legally and validly issued, fully paid and nonassessable and are duly registered. There are no other classes or series of Company capital stock authorized, issued or outstanding.

(ii) The authorized share capital of Attansic Network Corp., a company organized under the laws of the People’s Republic of China, consists only of One Hundred Fifty Thousand United States Dollars (US$150,000) of registered capital.

(iii) The authorized share capital of Attansic Technology Corp., a company organized under the laws of the People’s Republic of China, consists only of Five Hundred Thousand United States Dollars (US$550,000) of registered capital.

(iv) The authorized share capital of Attansic Technology Corp. (Samoa), a company organized under the laws of Samoa, consists only of Ten Million United States Dollars (US$10,000,000) divided into 10,000,000 ordinary shares, of which 5,000,000 ordinary shares are issued as outstanding as of the date hereof and all of which are legally and validly issued, fully paid and nonassessable and are duly registered. There are no other classes or series of capital stock authorized, issued or outstanding for Attansic Technology Corp. (Samoa).

(v) The authorized share capital of Attansic Technology Corp. (Cayman), a company organized under the laws of the Cayman Islands, consists only of Ten Million United States Dollars (US$10,000,000) divided into 10,000,000 ordinary shares, of which 1,500,000 ordinary shares are issued as outstanding as of the date hereof and all of which are legally and validly issued, fully paid and nonassessable and are duly registered. There are no other classes or series of capital stock authorized, issued or outstanding for Attansic Technology Corp. (Cayman).

(b) Neither the Company nor any Subsidiary has at any time: (i) reduced its authorized capital; (ii) redeemed any equity securities; (iii) purchased any of its equity securities; or (iv) cancelled any of its equity securities

(c) The fully diluted equity spreadsheet set in Section 4.2(c) of the Disclosure Schedule fully and accurately details as of the date hereof the holders’ name, address (being the residential or principal place of business as provided to the Company by the Shareholders), number of shares held by such holder which has been reflected on the register of shareholders of the Company and each Subsidiary and the number of Company Options held by the Shareholders. Except as set forth in Section 4.2(c) of the Disclosure Schedule, and except as a result of exercises of Company Options after the execution and delivery of this Agreement, immediately prior to the Closing there will be no other shares of Company capital stock outstanding and there are no other Company Options, warrants, call, puts, derivative or convertible securities or any other right or commitment to (otherwise than pursuant to this Agreement) purchase, transfer, deliver or be issued equity securities of the Company or other securities convertible into shares of Company capital stock. With respect to each Company Option, Section 4.2(c) of the Disclosure Schedule provides the exercise price and the vesting schedule therefor (including a description of the circumstances under which vesting thereon can or will be accelerated).

(d) Section 4.2(d) of the Disclosure Schedule contains a true, complete and accurate list of each stock option plan, restricted stock or other equity-related stock plan of the Company and each Subsidiary.

(e) All issued Company Shares and shares of each Subsidiary are, and any of the Company Shares or shares of Subsidiaries issued upon exercise of the Company Options (subject to receipt of the exercise prices as provided therein) will be, validly issued and fully paid and not subject to repurchase or any rights of preemption, right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any Company Shares or shares of Subsidiaries. All outstanding securities of the Company and of each Subsidiary have been issued in compliance with applicable laws and regulations, including all applicable securities laws.

(f) Neither the Company nor any Subsidiary is a party to or subject to any agreement or understanding, and, to the knowledge of the officers of the Company, there is no voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company or any Subsidiary, the election of directors, the appointment of officers or other actions of the Company Board or board of directors of any Subsidiary, the management of the Company or any Subsidiary or any other rights or obligations of a Shareholder.

(g) No resolutions of the Company Board or of the board of directors of any Subsidiary (other than resolutions that have been fully implemented and registered prior to the date hereof) have been made regarding the issuance of new shares, options, warrants or other convertible instruments to issue or purchase shares, debt instruments with a right to subscribe for new shares or any other equivalent instruments.

(h) Except for the Subsidiaries listed in Section 4.2(h) of the Disclosure Schedule, the Company (i) does not have any direct or indirect equity interest in any company or enterprise, including, without limitation, by way of joint venture; (ii) has not undertaken to or committed itself to acquire any such equity interest in the future; and (iii) is not negotiating to acquire any such equity interest.

4.3 Company Financial Statements.

(a) The audited financial statements of the Company (including the financial statements of its Subsidiaries) at and for the periods ended December 31, 2003, 2004 and 2005, including the notes therein, and the unaudited financial statements of the Company for the six months ended June 30, 2006 (collectively, the “Company Financials”), which statements are attached as Section 4.3 to the Disclosure Schedule, have been prepared in accordance with generally accepted R.O.C. accounting principles (the “Accounting Principles”) applied on a basis consistent throughout the periods indicated and consistent with each other. The Company

Financials present fairly and accurately, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein. No independent auditor’s report in respect of the Company Financials, as applicable, contains any reservation or supplementary information and such auditor’s report(s) certify, and will certify, as applicable such accounts unconditionally and without qualifications.

(b) As of June 30, 2006 and as of the Closing Date, as the case may be, except as set forth in on Section 4.3(b) to the Disclosure Schedule, the Company had no and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Company Financials under the Accounting Principles) not reflected in the Company Financials, other than liabilities and obligations that have been incurred in the ordinary course of business since June 30, 2006 and have not resulted in a material adverse effect on the Company and other than liabilities and obligations incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(c) Since June 30, 2006, neither the Company nor any Subsidiary nor, to knowledge of the Selling Shareholders and the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or of any Subsidiary or its respective internal accounting controls.

4.4 Liabilities.

(a) The Company has no accrued, contingent or other Liabilities of any nature, either actual or contingent (whether or not required to be reflected in financial statements in accordance with Accounting Principles and whether due or to become due), except for: (i) accounts payable or accrued salaries that have been incurred by the Company since June 30, 2006 in the ordinary course of business and consistent with the Company’s past practices; (ii) Liabilities under the Company’s contracts that are expressly set forth and identifiable by reference to the text of such contract; and (iii) the Liabilities identified in Section 4.4(a) of the Disclosure Schedule.

(b) Section 4.4(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable and accrued liabilities of the Company as of one business day prior to the date of this Agreement; and (ii) all notes payable of the Company and all other indebtedness of the Company for borrowed money.

(c) The Company has not effected or otherwise been involved in any “off-balance sheet arrangements” as defined in Item 303(c) of Regulation S-K under the Securities Exchange Act of 1934, as amended. Without limiting the generality of the foregoing, the Company has not guaranteed any debt or other obligation of any other Person.

(d) No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or could reasonably be expected to result in, any claim for indemnification or reimbursement by an officer, director or Employee of the Company (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by an Employee of the Company in the course of performing such employee’s duties for the Company) pursuant to: (i) the terms of the Company’s Articles of Incorporation (or the constitutional documents of the Subsidiary) or (ii) any indemnification agreement or other Contract between the Company and any of its Employee.

4.5 Ordinary Course and No Material Adverse Change.

(a) Except as set forth in Section 4.5(a) of the Disclosure Schedule, since June 30, 2006 and through the date hereof, the Company’s and each Subsidiary’s business has been conducted only in the ordinary course of business, consistent with past practice; and during such period no dividend or distribution has been declared or made by the Company or any Subsidiary; and during such period there has not occurred or arisen any material adverse change, extraordinary event or extraordinary loss in relation to the Company or its business (or to any Subsidiary or any of their businesses) and none of the Company and its Subsidiaries has agreed to or arranged to do any of the foregoing.

(b) Except as set forth in Section 4.5(b) of the Disclosure Schedule, since June 30, 2006 until the date hereof, neither the Company nor any of its Subsidiaries has:

(i) incurred or committed to incur any:

(A) capital expenditures in excess of $10,000 in the aggregate;

(B) indebtedness in excess of $10,000; or

(C) liability in excess of $10,000, except for full value or in the ordinary course of business;

(ii) acquired or agreed to acquire:

(A) any asset for a consideration higher than its market value at the time of acquisition or otherwise than in the ordinary course of business; or

(B) any business or substantial part of it or any share or shares in a body corporate;

(iii) disposed of or agreed to dispose of any of its assets or licensed any of its intellectual property, except in the ordinary course of business consistent with past practice and for full value;

(iv) repaid wholly or in part any loan except upon the due date or dates for repayment;

(v) failed to pay or otherwise satisfy any material liabilities presently due and payable;

(vi) except as set forth in Section 4.5(a) of the Disclosure Schedule, issued any shares of capital stock, increased its authorized capital stock, purchased or redeemed any shares, reduced or re-organized its share capital or agreed to do so.

(c) The Company has made available to Purchaser any documents requested by Purchaser and relating to indebtedness, loan and other financial facilities available to the Company, and the Company has not (and none of the Subsidiaries have) received any notice that the continuance of any of those facilities might be materially adversely affected or prejudiced.

(d) The Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any agreement evidencing any outstanding Company Options; or (ii) any restricted share purchase agreement.

(e) As of the date hereof, neither the Company nor any Subsidiary is in default under, or in breach of, any of the material terms of any loan capital, borrowing, debenture or financial facility.

(f) As of the date hereof, neither the Company nor any Subsidiary is, nor has it agreed to become, bound by any guarantee, indemnity, surety or similar commitment which has not be reflected in the Company Financials.

(g) As of the date hereof, except as set forth in Section 4.5(g) of the Disclosure Schedule, neither the Company nor any Subsidiary has any credit cards in issue in its own name or that of any officer or employee of the Company or any Subsidiary or any person connected with any officer or employee.

(h) Neither the Company nor any Subsidiary has received any grants, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

(i) Neither the Company nor any Subsidiary has engaged in financing of a type which is not required to be, or has not been, shown or reflected in the Company Financials.

4.6 Insurance Coverage. The Company has made available to Purchaser true, correct and complete copies of all policies of insurance issued at the request or for the benefit of the Company and each Subsidiary. Such policies are and will be outstanding and duly in force on the First Closing Date and, unless the Company determines otherwise after the First Closing, at least one month following the First Closing Date. To the knowledge of the Selling Shareholder and officers of the Company, there are no circumstances that will (i) lead to a claim against such insurance or (ii) lead to any such insurance being revoked, violated or not renewed in the ordinary course.

4.7 Real Property.

(a) Neither the Company nor any Subsidiary owns any real property, nor is it registered as owner of any real property.

(b) The Company and its Subsidiaries are not parties to any real property lease agreement other than as listed in Section 4.7(b) of the Disclosure Schedule, true and complete copies of which have been delivered to Purchaser. The offices leased by the Company and the Subsidiaries which are listed in Section 4.7(b) of the Disclosure Schedule are adequate for use in the business operated by the Company and its Subsidiaries. Neither the Company nor any Subsidiary is in breach of any terms of any lease agreement to which it is a party, including the lease agreement for its offices.

4.8 Title of Assets. Except as set forth in Section 4.8 of the Disclosure Schedule, the Company or its Subsidiary owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets referred to in Section 4.8 of the Disclosure Schedule and all of the rights of the Company or its Subsidiary under the Contracts identified in Section 4.10(a) of the Disclosure Schedule; and (ii) all other assets reflected in the books and records of the Company or a Subsidiary as being owned by the Company or the Subsidiary. All of said assets are owned by the Company or a Subsidiary free and clear of any liens or other Encumbrances, except for: (A) any lien for current taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or its Subsidiary.

4.9 Intellectual Property Rights.

(a) All patents, trademarks, registered designs, applications for any of the foregoing owned by the Company or a Subsidiary are listed in Section 4.9(a)(i) of the Disclosure Schedule. All agreements (other than commercially available “shrink-wrap” licenses) entered into by the Company or any Subsidiary with any third party or parties (1) granting to the Company or any Subsidiary any right to use, license or practice any rights under any intellectual property of another person or entity that is currently used by the Company or a Subsidiary in the operation of its business or (2) under which the Company or a Subsidiary grants rights to use, license or practice any of its intellectual property are listed in Section 4.9(a)(ii) of the Disclosure Schedule. For purposes of this Agreement, “Intellectual Property Rights” shall mean, collectively, the items listed in Section 4.9(a)(i) and 4.9(a)(ii) of the Disclosure Schedule and all copyright works, registrations and applications, and Trade Secrets (as defined below) owned, licensed or used by the Company or a Subsidiary. None of the Intellectual Property Rights (other than with respect to Encumbrances against the Intellectual Property Rights of a licensor who licenses intellectual property to the Company or a Subsidiary) is subject to any Encumbrances (other than the interests of the other party in the licenses are listed in Section 4.9(a)(ii) of the Disclosure Schedule, but including, but not limited to, rights to acquire know-how, Intellectual Property Rights or source codes). The Company and each Subsidiary has all requisite right, title and interest in or valid and enforceable rights under appropriate license agreements to use all of the Intellectual Property Rights necessary for the conduct of its business as currently conducted. As accounted for in Section 4.9(a)(ii) of the Disclosure Schedule, the Company and each Subsidiary holds licenses to use the software packages and programs currently used in its business and is not in breach of such licenses.

(b) All Intellectual Property Rights (other than patents) owned by the Company or any Subsidiary are valid, subsisting and enforceable in all relevant jurisdiction in which the

Company or any Subsidiary operates and in which the Company or any Subsidiary and/or its products require protection. All renewal applications, fees and other steps required for maintenance, protection and enforcement of such Intellectual Property Rights have been paid or taken. All patents listed in Section 4.9(a)(i) of the Disclosure Schedule are subsisting and, to the knowledge of the officers of the Company, valid and enforceable. All renewal applications, fees and other steps required for maintenance, protection and enforcement of such Intellectual Property Rights owned by the Company or any Subsidiary have been paid or taken. The Company and each Subsidiary has taken commercially reasonable steps to protect and preserve its exclusive ownership of all Intellectual Property Rights it owns. The Company and each Subsidiary has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property Rights it owns. No Intellectual Property Rights owned by the Company or any Subsidiary is subject to an order, action or proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any such owned Intellectual Property Rights by the Company or any Subsidiary or that may affect the validity, use or enforceability of such owned Intellectual Property Rights.

(c) To the knowledge of the officers of the Company, no third party infringes or has misappropriated any of the Intellectual Property Rights owned or exclusively licensed by the Company or any Subsidiary. Neither the Company nor any Subsidiary infringes or misappropriates any third party Intellectual Property Rights, including but not limited to Intellectual Property Rights held by other employers (current or former) or any Shareholder who is listed as a “Key Employee” or “Employee” in Section 4.9 (c) of the Disclosure Schedule (each, an “Employee”). Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or license rights of the Company or any Subsidiary in any of the Intellectual Property Rights or require or obligate the Company or any Subsidiary (or Purchaser) (i) to grant to any third party any rights or licenses with respect to any Intellectual Property Rights; or (ii) to pay any royalties or other amounts.

(d) All software used by the Company and each Subsidiary operates substantially as intended and, so far as the Company is aware, no defects or flaws interfere in any material respect with the operations thereof which would result in a material adverse effect on the Company or any Subsidiary.

(e) The Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of the export control laws and regulations of the all applicable jurisdictions, and has conducted its import transactions to Taiwan and other regions and countries in accordance in all material respects with all applicable import laws and regulations.

(f) The Company has taken commercially reasonable steps to protect the Company’s and each Subsidiary’s rights in its Trade Secrets. “Trade Secrets” include all confidential information and proprietary information not generally known to the public.

4.10 Contracts.

(a)(1) All material contracts providing for payments by or to the Company or any Subsidiary in an aggregate value of $10,000 or more and (2) all non-disclosure agreements (or similar agreement), to which the Company or any Subsidiary is a party are listed in Section 4.10(a) of the Disclosure Schedule, true and complete copies of which have been delivered to Purchaser, and are valid, enforceable and binding in accordance with their respective terms, and neither the Company nor any Subsidiary nor any other party thereto is in default of any material term thereof and, except as provided for in Section 4.10(a) of the Disclosure Schedule, no event has occurred which, but for the passage of time or giving of notice, would constitute such default. Section 4.10(a) of the Disclosure Schedule includes all loans from the Company or any Subsidiary to any director, officer, employee, consultant or shareholder of the Company or any Subsidiary. The Company and each Subsidiary has performed when due all of its material obligations under such contracts. Except as set forth in Section 4.10(a) of the Disclosure Schedule, neither the Company nor any Subsidiary has received, nor has any of them given, notice of termination of any such contract.

(b) Section 4.10(b) of the Disclosure Schedule identifies:

(i) each Contract relating to the voting and any other rights or obligations of a Shareholder;

(ii) each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(iii) each Contract regarding the acquisition, issuance or transfer of any securities and each Contract affecting or dealing with any securities of the Company or any Subsidiary, including any restricted share agreements or escrow agreements;

(iv) each Contract which provides for indemnification of any officer, director, employee or agent;

(v) each Contract relating to the creation of any Encumbrance with respect to any asset of the Company or any Subsidiary;

(vi) each Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(vii) each Contract related to or regarding the performance of consulting, advisory or other services or work of any type to any third party;

(viii) each Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any related party;

(ix) each Contract constituting or relating to a Contract with any Governmental Entity; and

(x) any other Contract that was entered into outside the ordinary course of business or was inconsistent with the past practices of the Company or any Subsidiary.

(c) The execution and performance of this Agreement and the transactions contemplated hereby do not and will not result in any breach by the Company or any Subsidiary, or any third-party having the right to terminate, rescind or modify any contract or arrangement related to the business of the Company or any Subsidiary as presently conducted and intended to be conducted until the Closing Date.

(d) Except as set forth on Section 4.10(d) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any contract that limits its freedom to engage in or participate, compete with any other company or business, in any line of business, market or territory or any contract that grants most favored customer pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or any contract otherwise limiting its right to sell, distribute, design or manufacture any products or services.

4.11 Employees.

(a) A complete and accurate list setting forth all employees, officers, directors, contractors and consultants of the Company and of each Subsidiary as of the date hereof, together with their titles or positions, dates of hire, regular work location and current compensation, current salary and benefits, accrued and unused vacation, sick leave and paid time off leave, and all employment contracts or other agreements between the Company or any Subsidiary and any officer, director, employee or any other contractor, consultant or person relating to the performance of services is included in Section 4.11(a) of the Disclosure Schedule. Copies of all such agreements have been delivered to or made available to Purchaser. Except as set forth in Section 4.11(a) of the Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company or any Subsidiary to any current or former officer, director, or employee of, or consultant to, the Company or any Subsidiary.

(b) There are no outstanding offers of employment or engagement made to any person by the Company or any Subsidiary and there is no one who has accepted an offer of employment or engagement made by the Company or any Subsidiary who has not yet taken up that employment or engagement.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedule, no employee, officer, director, contractor or consultant of the Company or any Subsidiary:

(i) has given or received notice terminating his or her employment or engagement or altering its terms, and no such person will be entitled as a direct result of the entering into of this Agreement and the completion of the transactions contemplated hereby to give notice of termination or to claim for any payment or benefit or to treat himself as being released from any obligation and, to the actual knowledge of the officers of the Company, no such person is planning to terminate his or her employment as of or shortly after the Closing; or

(ii) is currently on disability leave or sick leave which (as of the date of this Agreement) has been or is expected to last for more than 14 consecutive days; or

(iii) is currently on sabbatical or parental leave.

(d) Since June 30, 2006 (i) no change has been made in the rate or basis of remuneration, fee or other benefits provided for or paid to any employee, officer, director, consultant or contractor of the Company or any Subsidiary and (ii) no change has been made in any other terms of employment or engagement of any such employee, officer, director, consultant or contractor other than in the ordinary course of business and which is reflected in Section 4.11(a) of the Disclosure Schedule.

(e) Neither the Company nor any Subsidiary has entered into any agreement or given any assurance (whether legally binding or not) regarding any future variation in any contract of employment or other agreement in respect of any of their employees, officers, directors, consultants or contractors or any agreement imposing an obligation on the Company or any Subsidiary to increase the basis and/or rates of remuneration or payment and/or the provision of other benefits to or on behalf of its directors, employees, consultants or contractors at any future date.

(f) Neither the Company nor any Subsidiary is a party to any oral or written agreement with any shareholder, director, executive officer or other key employee of the Company or any Subsidiary (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, or (ii) providing any term of employment or compensation guarantee other than as disclosed to Purchaser or as contemplated by this Agreement.

(g) The Company and each Subsidiary: (i) has withheld and paid to the appropriate governmental authorities or are withholding for payment not yet due to such authorities, all amounts required to be withheld from its employees; (ii) is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; and (iii) has complied in all respects with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, for the R.O.C. entity, the Labor Standards Law, the Labor Inspection Law, the Rules for the Allocation and Management of the Workers’ Retirement Reserve Funds, the Labor Pension Act, and for the entities in the People’s Republic of China (the “PRC”), the Labor Law of the PRC, including in each case, those relating to hours, wages, collective bargaining and the payment and withholding of taxes and other sums are required by appropriate authorities.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment or other service) (i) result in or cause any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution or increase in benefits with respect to any Employee Plans for any current or former director, officer, employee or other service provider of the Company or any Subsidiary, (ii) give rise to any obligation to fund any payment or benefit by the Company or any Subsidiary or (iii) give rise to any limitation on the ability of the Company or any Subsidiary to amend or terminate any Employee Plans.

(i) The officers of neither the Company nor any Subsidiary are aware of any facts or matters affecting any employee of the Company or any Subsidiary which might reasonably be considered grounds for dismissing such employee or warning such employee that the continuation of any conduct or behavior may lead to dismissal.

(j) No grievance or complaint of sex, race or disability discrimination, whether formal or informal, is pending in an administrative or litigation proceeding nor has been raised by any employee, director or consultant or former employee, director or consultant of the Company or any Subsidiary in the twelve months prior to the date of this Agreement.

(k) Neither the Company nor any Subsidiary has made any loans to or entered into any credit transaction with any of its directors or any employee or officer which has not been reflected in the Company Financials.

(l) Other than as set forth in Section 4.11(l) of the Disclosure Schedule, neither the Company nor any Subsidiary has any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance, redundancy, workers’ compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee benefit or otherwise) or welfare benefit plan or obligation covering any of its officers or employees (the “Employee Plans”) or any information understanding with respect to the foregoing. The Employee Plans set forth in the Disclosure Schedule are in compliance with any applicable law, regulation or governmental order, including for the Taiwan entity, the Rules for the Allocation and Management of the Workers’ Retirement Reserve Funds and the Labor Pension Act, and for the PRC entities, the Labor Law of the PRC. In Taiwan, the Company has complied with the Rules for the Allocation and Management of the Workers’ Retirement Reserve Funds with respect to employees after July 1, 2005, and has properly transitioned pension withholdings for employees to be in compliance with current law.

(m) There are no controversies or labor or trade disputes or union organization activities pending or, to the knowledge of the officers of the Company or any Subsidiary, threatened between the Company or any of its Subsidiaries and any of its employees nor are there facts known to the Selling Shareholder which might indicate that there may be any such dispute or activities.

(n) No collective agreements are binding on the Company or any Subsidiary as of the Closing Date. As of the signing or effective date of the Employment Agreement (as defined in Section 7.3(f)), none of the Company’s or any Subsidiary’s employees are employed by any other employer. No employees in addition to the Continuing Employees (as defined in Section 6.3) and Employees are required for the Company’s or any Subsidiary’s business operations to be carried out as currently operated. Each of the Company’s and each Subsidiary’s employees has a permanent right to reside and work in jurisdiction in which such employees is working.

(o) There are no existing or former employees or other persons that have a right of employment or re-employment with the Company or any Subsidiary.

(p) Neither the Company nor any Subsidiary has any consultants and has not at any time had any consultant which under labor laws or tax laws would be deemed as an employee.

(q) Neither the Company nor any Subsidiary has any outstanding obligations owed to or by any current or former employee or officer, including the Company’s or a Subsidiary’s current and former management and Company Board or board of directors which has not been reflected in the Company Financials or that has arisen since June 30, 2006. No former employee or any other person is entitled to any pension benefits, profit sharing arrangements, retirement plans, severance benefits, life or medical insurance plans or programs, or bonus or incentive plans or schemes granted by or relating to the Company or any Subsidiary.

(r) There is no pending or threatened (i) claim by, or outstanding settlement with, any current or former member of the Company’s or any Subsidiary’s board of directors, officer, or employee or any other affiliated person against the Company or any Subsidiary, (ii) claims against the Employee Plans, any fiduciaries of the Employee Plans or assts of any trusts under the Employee Plans, (iii) labor or union litigation in relation to former employees or officers, or (iv) strike.

(s) All accrued costs or pensions, holidays, overtime and bonuses accrued up to the respective Company Financials date are set out in the respective Company Financials.

(t) Neither the Company nor any Subsidiary has violated any labor, health or safety legislation, regulation or agreement of the applicable jurisdictions. Neither the Company nor any Subsidiary has received any written notice of any claim that it has not complied with any employment, labor, health or safety or related laws.

(u) Each current and former employee, officer, contractor and consultant of the Company and each Subsidiary has executed an agreement that contains a clause assigning the inventions created by the employee to the Company or the Subsidiary. To the actual knowledge of the officers of the Company or each Subsidiary, no current or former employee, officer, contractor or consultant of the Company or any Subsidiary has excluded works or inventions from his or her assigned inventions pursuant to such Proprietary Information and Inventions Agreement or similar agreement which contains a clause in this respect.

4.12 Compliance, Licenses and Consents.

(a) The Company and each Subsidiary has maintained and is in compliance in all material respects with the terms of all governmental approvals, permissions, authorizations and/or licenses required to be obtained by it in connection with the conduct of its business, and none of such approvals, permissions, authorizations and/or licenses has been obtained on terms which have not been performed by the Company or any Subsidiary.

(b) No material license, consent, permission, authorization or approval currently held by the Company or any Subsidiary and necessary for the carrying on of the business as carried on as of the Closing will not be renewed in whole or in part nor has the Company nor any Subsidiary received any notice that any material license, consent, permission, authorization or approval is likely to be revoked, suspended or cancelled.

(c) The Company and each Subsidiary is in compliance in all material respects with all applicable laws, including, but not limited to, laws relating to the environment and no claim has been made by any governmental authority that the Company or any Subsidiary is not in compliance and there exists no ground for any such claim. Neither the Company nor any Subsidiary has committed nor is it liable for, and no claim has been made that it has committed or is liable for, any criminal or illegal act and neither the Company nor any Subsidiary has received notice that it is in breach of any obligation or duty imposed by or pursuant to statute.

(d) Neither the Company nor any Subsidiary is the subject of any governmental prohibition or injunction, and, to the knowledge of the officers of the Company or any Subsidiary, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced. Neither the Company nor any Subsidiary has received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental, regulatory or other authority, department, board, body or agency in respect of its affairs.

(e) Each agreement or transaction made between the Company or a Subsidiary and a Shareholder or a party affiliated with a Shareholder has been made on arm’s length basis and in compliance with all applicable laws.

(f) The execution, delivery and performance of this Agreement and the transactions contemplated hereby does not and will not require the Company or any Subsidiary to obtain any consent, approval or action of, or make any filings with or give notice to any customer, supplier or landlord.

4.13 Tax.

(a) All tax returns and reports relating to tax required to be filed by or on behalf of the Company or any Subsidiary before the Closing or in respect of any period before the Closing have been or will be properly filed, and were, or if not filed, will be, correct and complete in all material respects and any and all information required to be filed for purposes of correct tax assessment has been duly filed. All taxes due by the Company or any Subsidiary and required to have been or to be paid by the Company or any Subsidiary on or prior to the Closing have been or will be paid in full. All taxes due by the Company or any Subsidiary but that have not yet been paid are fully and adequately provided for in the respective Company Financials as required under the Accounting Principles.

(b) All taxes payable by the Company or any Subsidiary but not yet due are fully and adequately provided for in the respective Company Financials, to the extent so required under applicable accounting principles, and there will be no adverse tax effects for the Company or any Subsidiary as a result of any review or tax assessment by any tax authority relating to any period prior to the Closing Date.

(c) No tax authority (including relevant tax bureau of the R.O.C., the PRC and any other tax authority of any other applicable jurisdiction) has commenced any tax dispute against the Company or any Subsidiary and, to the knowledge of the officers of the Company or any Subsidiary, there exists no ground for reassessment by the tax authority for any additional taxes relating to the period up to and including Closing.

(d) Except as set forth in Section 4.13(d) of the Disclosure Schedule, no tax authority has commenced any tax audit on the Company or any Subsidiary and, to the knowledge of the Selling Shareholder and the officers of the Company or any Subsidiary, no such audit is imminent.

(e) The PRC Subsidiaries are in compliance with the Law of the PRC on Income Tax of Enterprise with Foreign Investment and Foreign Enterprise.

4.14 Books and Records. The books of account, stock record books, and other records of the Company and each Subsidiary are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and accurately reflect all material transactions. The minute books of the Company and each Subsidiary are materially complete and correct and have been prepared and maintained in accordance with the company law or the applicable jurisdictions (in particular, for the Taiwan entity, in accordance with the R.O.C. Company Law, and for the PRC entities, in accordance with at least the Law of the PRC of Foreign Capital Enterprise). Neither the Company nor any Subsidiary will be adversely affected by the manner in which the minute books have been maintained or by the actions taken by the shareholders, the board of directors, and the committees of the board of directors of the Company or any Subsidiary which are not fully reflected in the minutes books.

4.15 Absence of Litigation.

(a) Neither the Company nor any Subsidiary is in material violation of applicable competition law; nor is or has the Company nor any Subsidiary been in violation of any applicable competition law or subject to any examination by any competition authority.

(b) No litigation, arbitration, administrative or criminal proceedings by or against the Company or any Subsidiary are pending or, to the knowledge of the officers of the Company or any Subsidiary, threatened against the Company or any Subsidiary. Except as set forth in Section 4.15(b) of the Disclosure Schedule, to the knowledge of the officers of the Company and each Subsidiary, there are no facts or circumstances which will give rise to any litigation, arbitration, administrative or criminal proceedings against the Company or any Subsidiary.

(c) Neither the Company nor any Subsidiary is subject to any judgment, injunction or other judicial or arbitral decision or award which in any material respect restricts the Company’s or any Subsidiary’s present or future business.

4.16 Bank Accounts. Section 4.16 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Subsidiary maintains accounts of any nature, the account numbers of all such accounts, the names of all persons authorized to draw thereon or make withdrawals therefrom and a specimen of the authorized chops on file with each financial institution as the official chops to withdraw funds.

4.17 Environmental Matters.

(a) The facilities of the Company and of each Subsidiary have been maintained in compliance with all applicable laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions and licenses (including, in the case of the PRC entities, the Law of the PRC on Environmental Protection), which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of hazardous substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees; or (ii) impose liability with respect to any of the foregoing (All of the above, collectively, are referred to herein as the “Environmental Laws”).

(b) There is not now pending or threatened, nor any basis for, nor has there ever been, any action against the Company or any Subsidiary under any Environmental Law.

(c) There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Company or any Subsidiary.

(d) Neither the Company nor any Subsidiary manufactures or distributes any product which requires any warning mandated by applicable law.

(e) The Company and each Subsidiary has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

4.18 Authority; Binding Nature of Agreement.

(a) The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and the relief of debtors: (i) laws of general application relating to; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company’s board of directors has determined that this Agreement is advisable and fair and in the best interests of the Company and its Shareholders.

4.19 Brokers or Finders. No person is entitled to receive from the Company or any Subsidiary any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Company Shares. Neither the Company nor any Subsidiary is liable for fees for legal services provided to any Shareholders in connection with the transactions contemplated in this Agreement.

4.20 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or Encumbrance on any of the properties or assets of the Company or any Subsidiary pursuant to (i) any provision of the Company’s Articles of Incorporation or the constitutional documents of any of the Subsidiaries (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company or any Subsidiary is a party or by which the properties or assets of the Company or any Subsidiary is bound, or (b) conflict with or result in any breach or violation of or require any consent, approval or action of, or require the Company or any Subsidiary or any Shareholder to make any filing with or under any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or any Subsidiary or any of its respective properties or assets or any governmental or regulatory agency, except, in the case of clause (a)(ii), for any of the foregoing that would reasonably be expected not to, individually or in the aggregate, have a material adverse effect on the Company or a Subsidiary or that would reasonably be expected not to result in the creation of any material lien, charge or Encumbrance upon any assets of the Company or a Subsidiary or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement and, in the case of (b), notification to the R.O.C. Ministry of Economic Affairs of the change in directors and supervisors. As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

4.21 No Misleading Statements. No representation or warranty made herein, in the Disclosure Schedule or in the appendices, Schedules and Exhibits attached hereto by the Company or any of its Subsidiaries and no statement contained in any certificate, list or other writing provided to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or, to the knowledge of the officers of the Company or any Subsidiary, omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Parent and Purchaser each hereby represent and warrant to the Selling Shareholder as follows:

5.1 Organization. Each of Parent and Purchaser is a company organized, validly existing and in good standing under the laws of its jurisdiction or incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authority. Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Parent and Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement is the legally valid and binding obligations of each of Parent and Purchaser.

5.3 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or Encumbrance on any of the properties or assets of Parent or Purchaser or any of its respective subsidiaries, pursuant to (i) any provision of Purchaser’s Memorandum and Articles of Incorporation or other constitutional documents, or (ii) any material agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Parent or Purchaser or any of their respective subsidiaries is a party or by which the properties or assets of Parent or Purchaser or any of their respective subsidiaries is bound, or (b) to the actual knowledge of Purchaser will not, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Parent or Purchaser or any of their respective subsidiaries or their respective properties or assets, except, in the case of clauses (a)(ii) and (b), for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Parent and its subsidiaries taken as a whole or Purchaser and its subsidiaries, taken as a whole, or that would not result in the creation of any material lien, charge or Encumbrance upon any assets of Parent or Purchaser or any of their respective subsidiaries or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

5.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Parent or Purchaser, as the case may be, of the transactions contemplated hereby, except for (i) FIA or (ii) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under applicable securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Parent or Purchaser of the transactions contemplated hereby.

5.5 Parent Shares. The Parent Shares have been duly authorized and, when issued as contemplated hereby, will be validly issued, fully paid, nonassessable, free from preemptive rights and restrictions on transfer other than the restrictions under this Agreement and any agreements, Schedules or Exhibits or other ancillary agreements and under applicable state and federal securities laws.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Shareholder Certificates.

Purchaser, Parent and the Company shall use commercially reasonable efforts to effect the issuance of Parent Shares to be issued pursuant to Section 1.2 hereof in a private placement pursuant to section 4(2) of the Securities Act on terms and conditions that are reasonably satisfactory to Parent. The parties hereto acknowledge and agree that as a condition to effecting such issuance as a private placement pursuant to section 4(2) of the Securities Act, Purchaser and Parent shall be entitled to obtain from the Selling Shareholder a Shareholder Certificate in the form attached hereto as Exhibit C (or such other form as shall be reasonably satisfactory to Parent) (the “Shareholder Certificate”) and that Purchaser and Parent will be relying upon the representations made by the Selling Shareholder in the Shareholder Certificate in connection with the issuance of Parent Shares to the Selling Shareholder; (B) the shares of Parent Shares so issued pursuant to Section 1.2 will not be registered under the Securities Act and will constitute “restricted securities” within the meaning of the Securities Act; and (C) the certificates representing the shares of Parent Shares shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

6.2 Company Options and Convertible Securities. All Company Options and any other convertible security, warrant or similar right to acquire Company Shares shall have been waived, will expire if unexercised immediately prior to the First Closing or shall have been accelerated with the consent of Purchaser. No convertible security, warrant or similar right to acquire Company Shares shall be issued or granted subsequent to the date hereof and no further stock awards, stock options or stock appreciation rights shall be granted under the option plans listed in Section 4.2(e) of the Disclosure Schedule (the “Company Option Plans”) or any other employee stock option plans of the Company subsequent to the date hereof.

6.3 Lock-Up.

(a) The Selling Shareholder agrees that it will not directly or indirectly, issue, sell, offer, agree to sell, grant any option or contract for the sale of, pledge, make any short sale of, maintain any short position with respect to, establish or maintain a “put equivalent option” (within the meaning of Rule 16a-1(h) under the Exchange Act) with respect to, enter into any swap, derivative transaction or other arrangement (whether any such transaction is to be settled by delivery of common stock, other securities, cash or other consideration) that transfers to another, in whole or in part, any of the economic consequences of ownership, or otherwise dispose of, 50% of the Parent Shares issued to them in connection with this Agreement and the transactions contemplated hereby for a period of one year following the First Closing Date and the remaining 50% for a period of two years following the First Closing Date.

(b) In connection with this Agreement, the Selling Shareholder shall receive two stock certificates, each representing 50% of the aggregate number of Parent Shares to be issued to the Selling Shareholder as Stock Consideration. One such stock certificate will bear the legend set forth below under subsection (i) and the other stock certificate will bear the legend set forth below under subsection (ii). In addition, Parent’s transfer agent will be given stop transfer orders with respect to these Parent Shares during the lock up period.

(i) “Until the one year anniversary of [the First Closing Date], the shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of that certain Share Purchase Agreement originally dated as of October 23, 2006, as it may be amended from time to time, a copy of which the Company will furnish to the holder of this certificate upon request and without charge.”

(ii) “Until the two year anniversary of [the First Closing Date], the shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of that certain Share Purchase Agreement originally dated as of October 23, 2006, as it may be amended from time to time, a copy of which the Company will furnish to the holder of this certificate upon request and without charge.”

6.4 Employment. Conditioned on the occurrence of the First Closing, the Company shall request the Key Employees to sign employment agreements with the Company satisfactory to Purchaser. Conditioned on the occurrence of the First Closing, the Company shall request certain employees identified in writing by Purchaser (the “Continuing Employees”) to enter into employment arrangements, the terms of which shall be as set forth in the form of offer letters attached hereto as Exhibit D. All such Employment Agreements and/or Offer Letters shall provide that the applicable Continuing Employee will be entitled to, (i) to the extent allowed by applicable law, participate in benefit plans, restricted stock plans, bonus plans, employee stock purchase plans, and the like, in each case in accordance with Purchaser’s applicable policies and guidelines, and (ii) for purposes of eligibility, vesting (other than restricted stock and stock options) and the like relating to such programs, to the extent permitted under applicable law and the provisions of the applicable plan, receive full credit for such Continuing Employee’s service with the Company, with the exception of sabbatical eligibility. In addition, the Employment Agreements shall provide that the applicable Key Employee will be prohibited from competing with the Company, Purchaser and/or Parent for a period of three years following such Key Employee’s employment with the Company.

6.5 Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Transaction Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, Purchaser shall pay Transaction Expenses incurred by the Company in connection with the transactions contemplated by this Agreement (“Company Transaction Expenses”) up to a maximum of $50,000 and only in the event of consummation of the transactions contemplated by this Agreement, and the fees, costs and expenses of the Paying Agent and the Escrow Agent; provided, further, that the Company shall not engage an investment banker or financial advisor in connection with the transactions contemplated hereby and the Company’s outside legal counsel, except as set forth below, shall only charge its regular standard rates. In the event in-house counsel for ASUSTeK Computer Inc. acts as legal counsel to the Company, such counsel’s fees shall be excluded from the Company Transaction Expenses. One Business Day prior to the First Closing Date, the Company shall provide to Purchaser an itemized and complete list of all Company Transaction Expenses then knowable by the Company up to that date (the “Company Transaction Expenses List”). Any Company Transaction Expenses incurred on or prior to the First Closing but not included on the Company Transaction Expenses List or in excess of $50,000 shall be paid by Purchaser out of the Indemnification Escrow Fund on a dollar-for-dollar basis and shall not be subject to any limitations set forth in Article VIII. The Company is not liable for fees for legal services provided to the Shareholders in connection with the transactions contemplated in this Agreement.

6.6 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Purchaser, by the rules and regulations of Nasdaq, prior to the First Closing, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby shall be made by any party hereto unless approved by Purchaser and the Company prior to release, provided that such approval shall not be unreasonably withheld. The parties acknowledge that the Company and Purchaser have previously executed Purchaser’s standard nondisclosure-agreement, dated June 20, 2006 (the “NDA”), which NDA shall continue in full force and effect in accordance with its terms.

6.7 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree to any divestiture by it or any of its subsidiaries or affiliates of shares of capital stock or of any business, assets or properties of it or its subsidiaries or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock; provided further, the Company will use its best efforts to have each and every Shareholder become a Selling Minority Shareholder by selling all of its Company Shares to the Selling Shareholder.

6.8 Conduct; Notification of Certain Matters. Each party hereto shall use all commercially reasonable efforts to not take, or fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. Each party shall give prompt written notice to the other parties of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of it contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the other party’s right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.

6.9 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby, including, without limitation, effecting changes to the corporate registration, boards of directors and registered legal representatives of the Subsidiaries as soon as practicable after the First Closing.

6.10 Conduct of Business. During the period from and after the date of execution of this Agreement and prior to the Closing, except as otherwise set forth below, (i) the Company shall conduct its business only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization intact, to maintain the value of its business and assets of its business as a going concern, to preserve its relations with vendors, customers and others having a business relationship with the Company, to retain the services of its present employees, including Key Employees, and to preserve its cash and the goodwill of its customers, (ii) the Company will not sell, license or transfer any assets, except in the ordinary course, consistent with the past practices of the Company, (iii) the Company shall not, without the prior written consent of Purchaser, take any action that would materially affect the value of the Company’s assets or otherwise materially and adversely affect its business, including without limitation, intellectual property matters (such as entering into inbound or outbound license agreements), proposals to enter into strategic relationships, claims made against the Company, entering into a business acquisition or disposition, the hiring, termination or other material change in the employment status of any of the Continuing Employees, including the Key Employees set forth in Section 4.9(c) of the Disclosure Schedule, the issuance of any additional or new securities (other than upon exercise of Company Options outstanding on the date hereof) or other actions outside the ordinary course of business, consistent with the past practices of the Company, (iv) the Company shall not, other than upon exercise of Company Options outstanding on the date hereof, issue any additional Company Shares or Company Options or any rights to purchase or receive Company Share or Company Options, and (v) the Company shall not, without the prior written consent of Purchaser, take any of the actions described in Section 4.5(b), 4.5(f) and 4.5(g).

ARTICLE VII

CONDITIONS TO EACH CLOSING

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate each Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each Closing of the following conditions:

(a) Illegality. There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any court of competent jurisdiction or any commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) that prevents the consummation of the Closing or the transactions contemplated by this Agreement or has the effect of making the purchase of Company Shares illegal.

(b) Governmental and Regulatory Approvals. Approvals from any Governmental Entity (including the FIA) necessary for consummation of the transactions contemplated hereby shall have been timely obtained, except for any such approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on Purchaser or the Company.

(c) Private Placement. The Selling Shareholder shall have delivered an executed copy of the Shareholder Certificate, and Purchaser shall be reasonably satisfied that the shares of Parent Shares to be issued pursuant Section 1.2 are issuable without registration pursuant to Regulation ‘S’ of the Securities Act and SEC rules and regulations promulgated thereunder.

(d) Listing of Additional Shares. If required by applicable Nasdaq rules, the Parent Shares issuable to the Selling Shareholder pursuant to this Agreement shall have been authorized for listing on the Nasdaq Global Market upon official notice of issuance.

(e) Absence of Litigation. No action, suit or proceeding concerning Purchaser, the Company, ASUSTeK Computer Inc. or the Selling Shareholder shall be pending by or before any court of competent jurisdiction or Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Company to own, operate or control any of its assets or operations, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(f) Escrow and Paying Agent Agreement. Purchaser, the Selling Shareholder and the Paying Agent shall each execute and deliver the Escrow and Paying Agent Agreement, including the Trust Agreement with the Escrow Agent attached thereto as an exhibit.

7.2 Additional Conditions to Obligations of the Selling Shareholder. The obligations of the Selling Shareholder to consummate each Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Selling Shareholder:

(a) Representations and Warranties. The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement.

(b) Agreements and Covenants. Parent and Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing including all matters relating to the Stock Consideration.

(c) Officers’ Certificate. Parent and Purchaser shall have furnished the Selling Shareholder with certificates dated the Closing Date (i) signed on behalf of it by the Chief Executive Officer or Chief Financial Officer of Parent or Purchaser, as the case may be, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied and (ii) signed on behalf of it by the Secretary of Parent or Purchaser, as the case may be, to the effect that all corporate actions required by each of their respective charters and bylaws have been taken with respect to this Agreement and the transactions contemplated hereby.

7.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate each Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations and Warranties. The representations and warranties of the Selling Shareholder contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement.

(b) Agreements and Covenants. The Selling Shareholder and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing and any other agreements as may be reasonably requested by Purchaser.

(c) Officers’ Certificate. The Company shall have furnished Purchaser with a certificate dated the Closing Date signed on behalf of it by the Chief Executive Officer of the Company to the effect that (i) each of the conditions set forth in Sections 7.3(a) and (b) applicable to the Company and, to the knowledge of the officers of the Company, the Selling Minority Shareholders have been satisfied, and (ii) that all corporate action required by its charter and bylaws have been taken with respect to this Agreement and the transactions contemplated hereby.

(d) Third Party Consents. Purchaser shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals, assignments and waivers deemed necessary or advisable by Purchaser.

(e) Board of Directors. The Company and the Selling Shareholder shall have caused the persons designated by Purchaser to be duly elected as directors and supervisor of the Company.

(f) Employment Agreements. Concurrent with the execution of this Agreement, the Key Employees shall have entered into Employment Agreements with the Company and at least 95% of the Company’s engineering and research and development employees shall continue to be employed by the Company and shall not have given any written or oral notice that they are not willing or do not intend to be employed by the Company after the First Closing. The Employees and the Key Employees, who are to be employed by the Company after the First Closing, shall have entered into Purchaser’s standard employee proprietary information and inventions agreement with the Company and Purchaser in substantially the form of Exhibit E hereto (the “Proprietary Information and Inventions Agreement”), all of such agreements shall, conditioned on the occurrence of the First Closing, be in full force and effect, and Purchaser shall have been provided with true and complete copies of all of such agreements to be received and held in escrow without right to enforce or use in any way pending completion of the First Closing.

(g) Material Changes to Company Financials. The net value of the Company’s cash, short term investments, inventory and account receivables, less accounts payables, shall have not materially changed since June 30, 2006.

(h) Termination of Company Options and Other Convertible Securities. All outstanding Company Options and any other right to purchase or acquire Company Shares shall have been exercised or shall have been terminated and cancelled (with evidence of such termination and cancellation, in a form reasonably acceptable to Purchaser, provided to Purchaser at least three (3) business days prior to the Closing Date).

(i) Required Participation. The Company Shares to be transferred by the Selling Shareholder to Purchaser pursuant to this Agreement at Closing (including all Purchased Minority Shares and Shanghai Top Employee Shares) shall constitute at least 95% of Company Shares outstanding as of the First Closing. To the knowledge of the officers of the Company, there shall have not occurred any direct or indirect change in the ownership or control over the Company Shares other than as contemplated under this Agreement.

(j) Material Adverse Effect. Since the date of this Agreement, there shall not have been any material adverse change in the Company, including its business, condition (financial or otherwise), results of operations or assets and properties (changes in general economic conditions, changes in the Company’s industry or changes or developments resulting from the announcement, execution or consummation of this Agreement or the transactions contemplated hereby shall not constitute a material adverse change in the financial condition of the Company).

(k) Signature Pages. The Company shall have delivered, or caused to be delivered, to Purchaser its executed signature pages to this Agreement, and the Selling Shareholder shall have delivered, or caused to be delivered, to Purchaser its executed signature pages to this Agreement.

ARTICLE VIII

INDEMNIFICATION AND ESCROW

8.1 Survival of Representations and Warranties, Etc.

(a) All of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Closing and continue until 5:00 p.m., Taipei time, on the Indemnification Expiration Date, except for the representations and warranties set forth in Section 3.3 and Section 4.2, which will continue indefinitely. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement that such statement or item of information is true and correct. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this Article VIII, and nothing in this Section 8.1 or Article VIII shall be deemed to limit any right or remedy for fraud. All representations and warranties made by Purchaser in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and expire as of the Indemnification Expiration Date, and any liability of Purchaser hereunder with respect to such representations and warranties shall thereupon cease, except in the event of fraud by Purchaser with respect thereto.

(b) The representations, warranties, covenants and obligations of the Selling Shareholder, and the Company, and the rights and remedies that may be exercised by Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation conducted for or on behalf of, or any knowledge acquired by, Purchaser or its officers, directors, employees, stockholders or agents as to the accuracy or inaccuracy of any such representation or warranty.

8.2 Indemnification and Escrow Arrangements.

(a) Indemnification Escrow Fund and Indemnification. Except as otherwise provided in the Escrow and Paying Agent Agreement, the Selling Shareholder agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred by Purchaser, Parent and their respective officers, directors, employees, affiliates and agents (collectively, “Purchaser Indemnitees”) directly or indirectly (including, after the Closing, by the Company) as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained herein or in any agreements, Schedules or Exhibits or other ancillary documents delivered pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained herein, (iii) any Company Transaction Expenses not included on the Company Transaction Expense List or in excess of $50,000, (iv) any Company Debt not listed on Section 1.2(h)(iii) of the Disclosure Schedules, (v) any cash paid by Purchaser to holders of Company Shares in excess of what such shareholder of the Company would be entitled to receive hereunder and (vi) any liabilities of the Company resulting from the failure of the Company to withhold required amounts from employees, consultants and other third parties and pay such amounts to the appropriate government authorities (“Payroll Liabilities”). In addition, the Selling Shareholder agrees to indemnify and hold harmless Purchaser Indemnitees from and against all Losses incurred by Purchaser Indemnitees directly or indirectly (including, after the Closing, by the Company) as a result of any inaccuracy or breach of a representation or warranty of the Selling Shareholder contained in Article III hereof (or of any inaccuracy or breach of a representation or warranty of any Selling Minority Shareholder set forth in the share purchase agreement between such Selling Minority Shareholder and the Selling Shareholder). The Selling Shareholder acknowledges that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate Consideration. At each Closing, the Selling Shareholder will be deemed to have received and deposited with the Paying Agent and Escrow Agent the Indemnification Escrow Consideration, without any act of the Selling Shareholder. At each Closing, the Indemnification Escrow Consideration will be deposited with the Paying Agent, such deposit to constitute part of the Indemnification Escrow Fund to be governed by the terms set forth herein with respect to the Indemnification Escrow Consideration and in the Escrow and Paying Agent Agreement. Subject to the terms and conditions of this Agreement and the Escrow and Paying Agent Agreement, the Indemnification Escrow Consideration held in the Indemnification Escrow Fund shall be available to compensate Purchaser for any Losses.

(b) Exclusive Remedy. The right of Purchaser Indemnitees after the First Closing to assert indemnification claims and receive indemnification payments from the Indemnification Escrow Fund pursuant to this Article VIII shall be the sole and exclusive right and remedy exercisable by Purchaser Indemnitees with respect to any inaccuracy or breach in any representation, warranty, or covenant contained in this Agreement or in any agreements, Schedules or Exhibits or other ancillary documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby; provided, however, that this limitation shall not apply to any and all amounts paid and Losses incurred by Purchaser Indemnitees, directly or indirectly, as a result of a breach of the representations and warranties set forth in Section 3.3 (or their equivalent representations and warranties made by a Selling Minority Shareholder to the Selling Shareholder in the Share Purchase Agreement between them), Section 4.2 or fraud, which in such cases Purchaser Indemnitees have unlimited remedies. Nothing in this Section 8.2(b) shall limit in any way Purchaser Indemnitees’ ability to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled pursuant to law. For the avoidance of doubt, unless otherwise agreed by Purchaser, the Selling Shareholder shall not have any liability under this Agreement in excess of the Indemnification Escrow Fund as the result of any and all inaccuracies or breaches in any representation or warranty contained in Article III, except as a result of a breach of the representations and warranties set forth in Section 3.3 (or their equivalent representations and warranties made by a Selling Minority Shareholder to the Selling Shareholder in the Share Purchase Agreement between them) or fraud, which in such cases Purchaser Indemnitees have unlimited remedies.

(c) Limitations.

(i) Purchaser Indemnitees may not receive any Indemnification Escrow Consideration from the Indemnification Escrow Fund unless and until an officer’s certificate (the “Officer’s Certificate”) identifying Losses which were actually incurred by Purchaser

Indemnitees and which have an aggregate cumulative amount which exceeds $50,000, has been delivered to the Paying Agent pursuant to the terms of the Escrow and Paying Agent Agreement; in such case, Purchaser Indemnitees may recover from the Indemnification Escrow Consideration held in the Indemnification Escrow Fund the entire amount of the cumulative Losses; provided, however, such limitation shall not apply to any Losses resulting from (i) fraud, (ii) Company Transaction Expenses not listed on the Company Transaction Expenses List or in excess of $50,000, or (iii) any excess Company Debt not included in Section 1.2(h)(ii) of the Disclosure Schedule, or (iv) Payroll Liabilities.

(ii) The Company and the Selling Shareholder waive, and acknowledge and agree that neither the Company nor the Selling Shareholder shall have or shall exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Purchaser in connection with any indemnification obligations under Article VIII or any other liability to which it may become subject under or in connection with this Agreement or any other agreement or document delivered to Purchaser in connection with this Agreement.

(d) Escrow Period; Distribution upon Termination of Escrow Period. The Indemnification Escrow Period shall not terminate with respect to an Unresolved Claim Amount concerning facts and circumstances existing prior to the termination of the Indemnification Escrow Period specified in any Officer’s Certificate delivered to the Paying Agent and the Selling Shareholder prior to termination of the Indemnification Escrow Period. As soon as any such Loss has been resolved, Purchaser shall cause the Paying Agent to direct the Escrow Agent to deliver to the Selling Shareholder the remaining amount of the Indemnification Escrow Consideration held in the Indemnification Escrow Fund that are not required to satisfy any other such unresolved Loss. Deliveries of Indemnification Escrow Consideration to the Selling Shareholder pursuant to this Section 8.2(d) shall be made in accordance with the provisions of the Escrow and Paying Agent Agreement.

(e) Protection of Escrow Fund. Purchaser shall cause the Paying Agent and Escrow Agent to hold and safeguard the Indemnification Escrow Fund during the Indemnification Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and to hold and dispose of the Indemnification Escrow Consideration only in accordance with the terms of Section 1.3, this Article VIII and the Escrow and Paying Agent Agreement.

(f) Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a demand against the Indemnification Escrow Fund, Purchaser shall promptly notify the Selling Shareholder of such claim, and the Selling Shareholder shall be entitled, at its expense (which expense shall be payable out of the Indemnification Escrow Fund), to participate in any defense of such claim. If the amount in controversy in connection with any third-party claim is less than the value of the Indemnification Escrow Consideration remaining in the Indemnification Escrow Fund (determined in accordance with Section 8.2(d)) and the Selling Shareholder acknowledges in writing to Purchaser that the allegations in such claim are in fact true, then any liability arising from the adjudication or other settlement of such claim would be for the account of the Selling Shareholder and would be a valid claim against the Indemnification Escrow Fund, and the Selling Shareholder shall be entitled to assume the defense of such claim and, if at the time any settlement of such claim shall be proposed, the amount in controversy shall continue to be less than the value of the Indemnification Escrow Consideration remaining in the Indemnification Escrow Fund (determined in accordance with Section 8.2(d)), the Selling Shareholder shall have the power to settle such claim in an amount not to exceed such remaining value. If the Shareholders’ Representative chooses not to assume the defense of any such claim, Purchaser shall consult with and attempt to solicit the consent of the Selling Shareholder prior to and in connection with any settlement of any such claim, but Purchaser shall have the right in its sole discretion to settle any such claim. If any such claim is, however, settled without the consent of the Selling Shareholder and Purchaser seeks to recover the amount of the settlement by claiming against the Indemnification Escrow Fund, the settlement of any such claim with third-party claimants shall not alone be determinative of the amount of any claim against the Indemnification Escrow Fund, and the Selling Shareholder may dispute such amount through the process provided in the Escrow and Paying Agent Agreement. In the event that the Selling Shareholder has consented in writing to any such settlement, the Selling Shareholder shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Purchaser against the Indemnification Escrow Fund with respect to such settlement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the First Closing:

(a) By mutual written consent of the Selling Shareholder and Purchaser;

(b) By Purchaser or the Selling Shareholder, if: (i) the First Closing has not occurred by December 31, 2006 (provided however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date), (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or non appealable order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of such transactions illegal;

(c) By Purchaser or the Selling Shareholder, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity, which would: (i) prohibit Purchaser’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Purchaser or the Company to dispose of or hold separate, as a result of the transactions contemplated hereby, any portion of the business or assets of the Company or Purchaser; in either case, the unavailability of which assets or business would have a material adverse effect on Purchaser or would reasonably be expected to have a material adverse effect on Purchaser’s ability to realize the benefits expected from the transactions contemplated hereby;

(d) By Purchaser if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a material breach of any representation and warranty in Article III or Article IV or any covenant or agreement on the part of the Company or the Selling Shareholder in Article VI; provided, however, if such breach or breaches are capable of being cured prior to the Closing, such breaches shall not have been cured within 30 days of delivery to the Company and the Selling Shareholder of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured); and

(e) By the Selling Shareholder or the Company if neither the Company nor the Selling Shareholder is in material breach of any of their respective representations, warranties or obligations under this Agreement and there has been a material breach of any representation and warranty in Article V or any covenant or agreement on the part of Purchaser in Article VI; provided, however, if such breach or breaches are capable of being cured prior to the Closing, such breaches shall not have been cured within 30 days of delivery to Purchaser of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured).

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or the Selling Shareholder, or their respective subsidiaries, officers, directors or security holders, provided that, the provisions of Section 6.2 (Expenses) and Section 9.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement and provided that nothing herein shall relieve any party from liability for any willful or intentional breach of its representations, warranties, covenants or agreements in this Agreement.

9.3 Amendment or Supplement. This Agreement may not be amended or supplemented except by an instrument in writing signed by or on behalf of Parent, Purchaser, the Selling Shareholder and the Company.

9.4 Extension of Time, Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed:

(a) Extend the time for the performance of any of the obligations or other acts of the other parties hereto;

(b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; or

(c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Any agreement on the part of any party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL

10.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been given or made if in writing and (a) delivered personally, as of the date of such delivery, (b) by facsimile as of the date of receipt of confirmation of transmission (provided that such facsimile was promptly confirmed by personal delivery, first class mail, or courier), or (c) by internationally recognized delivery service guaranteeing delivery in two business days or less, with the price of delivery paid by the sender, as of the date of such delivery, to the parties at the following addresses and numbers:

(i)	If to Parent

Atheros Communications, Inc.

5480 Great America Parkway

Santa Clara, CA 95054, U.S.A.

Attn: General Counsel

Telephone: +1-408-773-5200

Facsimile: +1-408-773-9909

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304-1114

Attn: Allison Leopold Tilley, Esq.

Telephone: +1-650-233-4500

Facsimile: +1-650-233-4545

and

Pamir Law Group

14/F, 116 Nanking East Road, Section 2

Taipei, Taiwan, R.O.C.

Attn: Michael D. Lee, Esq.

Telephone: +866-2-2531-5816

Facsimile: +866-2-2531-5814

(ii)	If to Purchaser:

Atheros International Ltd.

48, Par-La-Ville Road, Suite 1460

Hamilton HM 11, Bermuda

Attn: General Counsel

Telephone: +1-408-773-5200

Facsimile: +1-408-773-9909

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304-1114

Attn: Allison Leopold Tilley, Esq.

Telephone: +1-650-233-4500

Facsimile: +1-650-233-4545

and

Pamir Law Group

14/F, 116 Nanking East Road, Section 2

Taipei, Taiwan, R.O.C.

Attn: Michael D. Lee, Esq.

Telephone: +866-2-2531-5816

Facsimile: +866-2-2531-5814

(iii)	If to the Company:

Attansic Technology Corporation

2/F -8 81 Shuili Road,

Xinzhu, Taiwan, R.O.C.

Attn: Ken Huang

Telephone: +886-3-516-9132

Facsimile: +886-3-516-9335

with a copy (which shall not constitute notice) to:

ASUSTeK Computer Inc.

No. 15, Li-Te Road

Peitou, Taipei, Taiwan, R.O.C.

Attn: General Counsel

Telephone: +886-2-2894-3447

Facsimile: +886-2-2890-7977

(iv)	If to the Selling Shareholder:

Asuspower Investment Ltd.

7th Floor, Office 2, No. 167 Kuang-Ming Road

Peitou, Taipei, Taiwan, R.O.C.

Attn: Dalian Wu

Telephone: +886-2-2894-3447

Facsimile: +886-2-2890-7044

or to such other address as may be designated in writing by the parties, by a notice given as aforesaid.

10.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedule), and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the provisions of Section 4 of that certain Exclusivity and Confidentiality Agreement dated July 18, 2006 between Purchaser and the Company, and (b) shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties, except that Purchaser may transfer or assign its rights, interests or obligations hereunder in whole or in part to one or more direct or indirect subsidiaries of Purchaser upon notice to the Selling Shareholder, provided that no such transfer or assignment shall relieve Purchaser of any of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Interpretation. References in this Agreement to “$” or “U.S. Dollars” shall mean the lawful currency of the United States.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the R.O.C.

10.9 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

10.10 Dispute Settlement/Jurisdiction. The parties agree to negotiate in good faith to settle any disputes not later than ten (10) days following notice of any dispute. In the event that such dispute cannot be resolved favorably within such time, the parties agree that the District Court of Taipei shall have jurisdiction over the parties as the court of first instance with respect to any dispute or controversy arising from or in connection with this Agreement and the transactions contemplated herein.

10.11 Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agree that the other parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled.

10.12 Language. This Agreement was negotiated and entered into by the parties in English. Although this Agreement may be translated into other languages for reference purposes, the parties hereto agree that the English version of this Agreement shall prevail over versions in any other languages and shall be the basis of interpretation in the event of a dispute.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, Purchaser, the Company, the Selling Shareholder and, solely with respect to Article I, Article V, Article VI, Article VIII and Article X, Parent, have caused this Agreement to be executed, all as of the date first above written.

ATHEROS INTERNATIONAL LTD.

By:	/s/ Jack R. Lazar
Name:	Jack R. Lazar
Title:	President

ATTANSIC TECHNOLOGY CORPORATION

By:	/s/ Ken Huang
Name:	Ken Huang
Title:	CEO

ASUSPOWER INVESTMENT LTD.

By:	/s/ Ted Hsu
Name:	Ted Hsu
Title:	Director

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Craig H. Barratt
Name:	Craig H. Barratt
Title:	President

Signature Page